Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #110 dated November 18th, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003

Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years

Trade Date: November 15, 2004

Issue Price: 100%

Original Issue Date: November 18, 2004

Principal Amount: $66,000

Maturity Date: November 15, 2013

Interest Rate: 4.40%

Interest Payment Dates: 12/15/04 & Monthly thereafter

Purchasing Agent acting as Principal: Merrill Lynch & Co.

Purchasing Agent Commission: 1.40%

Proceeds Before expenses: 98.60% ($65,076.00)

Survivor's Option: Yes


Redemption or Repayment: At Maturity

Redemption/Repayment Terms: Not Applicable

Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MEV8

Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161